Filed pursuant to Rule 433.  Registration Statement Nos. 333-184147 and 333-184147-01

RBS Exchange Traded Notes
RBS ETN Performance
as of 04/30/14

RBS Trendpilot[] ETNs

Historical Performance (%) TICKER INCEPTION 1-MONTH 3-MONTH YEAR-TO- 1-YEAR
ANNUALIZED SINCE RBS Daily Redemption Values(1) DATE (%) (%) DATE (%) (%) ETN
INCEPTION (%) RBS US Large Cap Trendpilot[] ETN TRND 12/6/10 0.66 5.97 2.22
19.24 12.24

RBS US Mid Cap Trendpilot[] ETN TRNM 1/25/11 -1.64 3.37 1.09 17.42 9.00 RBS
NASDAQ-100([R]) Trendpilot[] ETN TNDQ 12/8/11 -1.73 0.44 -1.56 22.93 16.16 RBS
China Trendpilot[] ETN TCHI 4/13/12 -0.04 -1.55 -7.70 10.95 4.07 RBS Gold
Trendpilot[] ETN TBAR 2/17/11 -3.46 -6.72 -6.72 -7.00 1.34 RBS Oil Trendpilot[]
ETN TWTI 9/13/11 -0.45 1.28 1.24 -1.29 -8.00

Cash Rate on 04/30/14 was 0.02%

RBS Alternator ETNs[]

Historical Performance (%) TICKER INCEPTION 1-MONTH 3-MONTH YEAR-TO- 1-YEAR
ANNUALIZED SINCE Daily Redemption Values(1) DATE (%) (%) DATE (%) (%) RBS ETN
INCEPTION (%) RBS US Large Cap Alternator ETN[] ALTL 8/30/12 0.27 6.20 2.97
14.43 20.15

RBS Sector ETNs

Historical Performance (%) TICKER INCEPTION 1-MONTH 3-MONTH YEAR-TO- 1-YEAR
ANNUALIZED SINCE Daily Redemption Values(1) DATE (%) (%) DATE (%) (%) RBS ETN
INCEPTION (%) RBS Global Big Pharma ETN DRGS 10/21/11 2.99 9.77 13.08 36.46
28.20

RBS Rogers Enhanced ETNs

Historical Performance (%) TICKER INCEPTION 1-MONTH 3-MONTH YEAR-TO- 1-YEAR
ANNUALIZED SINCE Daily Redemption Values(1) DATE (%) (%) DATE (%) (%) RBS ETN
INCEPTION (%) RBS Rogers Enhanced Commodity Index ETN RGRC 10/25/12 1.76 8.50
7.04 3.41 -1.05

RBS Rogers Enhanced Energy ETN RGRE 10/25/12 0.87 3.55 1.66 6.34 4.60

RBS Rogers Enhanced Agriculture ETN RGRA 10/25/12 3.08 17.36 17.08 5.76 -2.48
RBS Rogers Enhanced Precious Metals ETN RGRP 10/25/12 0.00 4.14 5.06 -11.59
-15.84 RBS Rogers Enhanced Industrial Metals ETN RGRI 10/25/12 3.76 1.89 -2.38
-3.89 -5.76

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR
DISTRIBUTION TO INDIVIDUAL INVESTORS. The tables above present the actual performance of the RBS ETNs over the specified periods. For information regarding the performance of each Index, please refer to the relevant pricing supplement filed with the U.S. Securities and Exchange Commission ("SEC"). It is
not possible to invest directly in an index. Past performance does not guarantee future results. (1)Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to: (i) (a)
1.00% per annum when the applicable Trendpilot[] Indices that are tracked by the
RBS US Large Cap Trendpilot[] ETNs, RBS US Mid Cap Trendpilot[] ETNs, RBS Gold
Trendpilot[] ETNs and the RBS NASDAQ-100([R]) Trendpilot[] ETNs are tracking, respectively, the S and P 500([R]) Total Return Index, the S and P MidCap
400([R]) Total Return Index, the Price of Gold Bullion and the NASDAQ-100([R])
Total Return Index(SM) and (b) 1.10% per annum when the applicable Trendpilot[]
Indices that are tracked by the RBS Oil Trendpilot[] ETNs and RBS China
Trendpilot[] ETNs are tracking, respectively, the RBS 12-Month Oil Total Return
Index and the BNY Mellon China Select ADR Total Return Index(SM); and (ii) 0.50%
per annum when any of the Trendpilot[] Indices that are tracked by the RBS ETNs are tracking the yield on a hypothetical notional investment in 3-month U.S.
Treasury bills as of the most recent weekly auction (the "Cash Rate"). With respect to the RBS Global Big Pharma ETNs, the annual investor fee will be 0.60%
per annum. With respect to the RBS US Large Cap Alternator ETNs[], the annual investor fee will be 1.00% per annum. With respect to the RBS Rogers Enhanced
ETNs, the annual investor fee will be 0.95% per annum.

To find out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS
ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The
Benchmark Index for the RBS Global Big Pharma ETNs comprises securities of a limited number of companies concentrated in the pharmaceuticals industry, and may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole. The RBS Oil Trendpilot(TM) ETNs, the RBS
Rogers Enhanced ETNs and the respective indices that those ETNs track do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the relevant commodities or buying and holding the relevant commodities. The prices of commodities are volatile and are affected by numerous factors. Each
Trendpilot[] Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China Trendpilot[] ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. The RBS US Large Cap Alternator Index(TM) may underperform the S and P 500([R]) Index or any Underlying Index. Even though the
RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the RBS ETNs in the secondary market. RBS plc has the right to redeem the RBS ETNs, in its sole discretion. If RBS plc elects to redeem the
RBS ETNs, you may not be able to reinvest your proceeds in a comparable investment. Pursuant to our announced plan to exit the structured retail investor products business, the likelihood that we will redeem the RBS ETNs prior to maturity has increased. See "Recent Developments" for more information. The RBS ETNs are not principal protected and do not pay interest.
Any payment on the RBS ETNs is subject to the ability of RBS plc and RBS Group to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are complex and not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS
ETNs as described in the "Risk Factors" section of the applicable pricing supplement, before investing.
RECENT DEVELOPMENTS: On June 13, 2013, we announced that we would be exiting the structured retail investor products business that is responsible for issuing and maintaining the RBS ETNs, and that we expect to move such business into a runoff organization which will go through a process of restructuring and
/ or business sales (the "RBS Retail Investor Products Exit Plan"). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the RBS ETNs will be redeemed by us prior to maturity. We plan to continue to maintain and issue the RBS ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the RBS ETNs before we redeem them at our option.
The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the RBS ETNs in the secondary market.
IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

RBS China Trendpilot(TM) Index, RBS US Large Cap Trendpilot(TM) Index (USD), RBS
US Mid Cap Trendpilot(TM) Index (USD), RBS Gold Trendpilot(TM) Index (USD) and
RBS US Large Cap Alternator(TM) Index (USD) are the property of RBS plc, which has contracted with S and P Opco, LLC (a subsidiary of S and P Dow Jones Indices
LLC) ("S and P Dow Jones Indices") to maintain and calculate these indices. The
S and P 500([R]) Index, the S and P MidCap 400([R]), S and P 500 Low Volatility
Index and S and P 500([R]) Equal Weight Index (including the total return versions) are the exclusive property of S and P Dow Jones Indices and have been licensed for use by RBS plc in connection with certain of these indices. S and P
Dow Jones Indices shall have no liability for any errors or omissions in calculating these indices. S and P([R]) is a registered trademark of Standard and Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed to S and P Dow Jones Indices. Standard and Poor's([R]), S and
P([R]), S and P([R]) 500, S and P MidCap 400([R]), S and P 500 Low Volatility
Index([R]), S and P 500([R]) Equal Weight Index(TM) and S and P 500([R]) EWI(TM)
are trademarks of SPFS and together with the "Calculated by S and P Dow Jones
Indices Custom" and its related stylized mark(s) have been licensed for use by
RBS plc. The RBS China Trendpilot(TM) ETNs, RBS US Large Cap Trendpilot(TM)
ETNs, RBS US Mid Cap Trendpilot(TM) ETNs, RBS Gold Trendpilot(TM) ETNs and RBS
US Large Cap Alternator ETNs are not sponsored, endorsed, sold or promoted by S and P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors, and neither S and P Dow Jones Indices, SPFS, Dow Jones, their affiliates or their third party licensors make any representation regarding the advisability of investing in such RBS ETNs. NASDAQ([R]), OMX([R]), NASDAQ
OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R]) and NASDAQ-100([R]) Total
Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX
Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100([R])
Trendpilot(TM) Index is the property of RBS plc. RBS plc has contracted with The
NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the RBS NASDAQ-100([R])
Trendpilot(TM) Index, either directly or through a third party. Currently, the
RBS NASDAQ-100([R]) Trendpilot(TM) Index is calculated and maintained by S and P
Opco, LLC, a subsidiary of S and P Dow Jones Indices LLC ("S and P Dow Jones
Indices") on behalf of the Corporations. S and P([R]) is a registered trademark of Standard and Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a
registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These
trademarks have been licensed to S and P Dow Jones Indices. S and P Dow Jones
Indices, its affiliates and the Corporations shall have no liability for any errors or omissions in calculating the RBS NASDAQ-100([R]) Trendpilot(TM) Index.
The RBS NASDAQ-100([R]) Trendpilot(TM) ETNs, which are based on the RBS
NASDAQ-100([R]) Trendpilot(TM) Index, have not been passed on by the
Corporations or S and P Dow Jones Indices as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S and P
Dow Jones Indices and its affiliates. THE CORPORATIONS, S and P DOW JONES
INDICES AND ITS AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT
TO THE RBS NASDAQ-100([R]) TRENDPILOT(TM) ETNs. RBS Oil Trendpilot(TM) Index
(USD) and RBS 12-Month Oil Total Return Index (USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The
RBS Oil Trendpilot[] ETNs, which track the RBS Oil Trendpilot(TM) Index (USD)
and RBS 12-Month Oil Total Return Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS
OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL
TRENDPILOT[] INDEX (USD) OR RBS 12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY
DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY
SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS),
EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NYSE Arca Equal Weighted Pharmaceutical Index(SM) and the NYSE Arca Equal
Weighted Pharmaceutical Total Return Index(SM) are service marks of NYSE
Euronext or its affiliates (NYSE Euronext) and have been licensed for use by
RBS plc and RBSSI (Licensees) in connection with the RBS Global Big Pharma
ETNS. Neither the Licensees nor the RBS Global Big Pharma ETNS is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS Global Big Pharma ETNS or the ability of the NYSE Arca Equal Weighted Pharmaceutical Index(SM) or the NYSE
Arca Equal Weighted Pharmaceutical Total Return Index(SM) to track general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES,
AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED
PHARMACEUTICAL INDEX(SM) OR THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL
RETURN INDEX(SM) OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT
HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH
DAMAGES.
BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation.
This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY
Mellon.
BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR
Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS
Group filed with the SEC.
The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests
Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities
Management SA ("Diapason").[] Neither Beeland Interests, James B. Rogers, Jr.
nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim Rogers", "James
Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity Index", "RICI",
"RICI Enhanced", and the names of all other RICI Enhanced(SM) Indices mentioned herein are trademarks, service marks and/ or registered marks of Beeland
Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.[] The personal names and likeness of Jim
Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland
Rogers, Jr.
NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN.[] SUCH PERSON SHALL NOT HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI
ENHANCED, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS.[]
NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR
ANY DATA INCLUDED THEREIN.[] WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT
SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR
AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL,
OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY
THEREOF.
NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED
HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE
TRADEMARKS OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL
PRODUCTS DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION
OR OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF
INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED
FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER
FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER,
INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR
AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE
DATA INCLUDED OR REFLECTED THEREIN. The indices that the RBS Rogers Enhanced
ETNs track are calculated by NYSE Arca, Inc. ("NYSE Arca"), a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which are based on such indices, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such products. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE WITH RESPECT TO SUCH INDICES OR ANY DATA INCLUDED THEREIN.
IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED
OF THE POSSIBILITY OF SUCH DAMAGES.
Copyright [C] 2014 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.